UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to the Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 4, 2006

COLLINS & AIKMAN FLOORCOVERINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22791	58-2151061
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

311 Smith Industrial Boulevard Dalton, Georgia 30721

(Address of principal executive offices)

(706) 259-9711

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Form 8-K/A is being filed to amend Item 2.05 of the Current Report on Form 8-K of Collins & Aikman Floorcoverings, Inc. filed with the Securities and Exchange Commission on December 7, 2006 to disclose the disposal strategy and estimated costs and cash expenditures associated with the action.

ITEM 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES.

On December 4, 2006, Collins & Aikman Floorcoverings, Inc. (the “Company) and its parent, Tandus Group, Inc., announced its intent to exit manufacturing in the United Kingdom.

On February 7, 2007, the Company announced that it has entered into a definitive agreement for the sale of its United Kingdom subsidiary, Tandus Europe Ltd., to Interior Projects Solutions Limited (the “Purchaser”) in exchange for a note with a face value of $4.0 million. The Purchaser will continue to manufacture carpet products for distribution throughout Europe and, under a separate agreement, will be the exclusive distributor of the Company’s products in several European countries. Additionally, certain products manufactured by the Purchaser will continue to bear the Company’s C&A brand. The distribution agreement allows the Company to reach significantly more of the European market than was possible with its internal sales force.

The Company estimates that it will incur a net loss on the sale of approximately $2.5 million, which includes $0.4 million of severance and employee-related expenses and $0.2 million of legal, professional fees and closing costs. The transaction closed on February 5, 2007 and is subject to a post closing adjustment based on net asset values as of the closing date. Future cash expenditures related to the transaction are expected to be immaterial.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibit.

Exhibit No.	Description
99.1	Press release of Collins & Aikman Floorcoverings, Inc. dated December 6, 2006.

99.2	Press release of Collins & Aikman Floorcoverings, Inc. dated February 7, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Collins & Aikman Floorcoverings, Inc.

By:	/s/ Leonard F. Ferro
Leonard F. Ferro
Vice President and Chief Financial Officer

Date: February 8, 2007